Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact:	Donald Radcliffe	William P. Spencer
		Radcliffe & Associates	Chief Executive Officer
		Tel: (212) 605-0201	Imagenetix, Inc.
Tel: (858) 674-8450

Imagenetix Inc. Reports First Quarter Results
- Net Sales Increase 21%
- Gross Margins Improve 6%
- EPS $(0.04) verse $(0.04)

Sees Significant Growth in Sales for Balance of Year

SAN DIEGO, Calif., Aug. 14,2007 -- Imagenetix, Inc. (OTC Bulletin Board: IAGX), today reported results for its first fiscal quarter ended June 30, 2007. Net sales increased 21% to $1,126,991 from the $931,569 reported for the same period of the prior fiscal year. Gross profit as a percent of sales increased to 52% from 46% in the same period of the prior fiscal year.

For the quarter the operating loss increased to $(664,143) from $(434,532). Included in the results for the period was $305,000 of non cash expenses associated with the issuance of warrants and stock options. In addition during the period $204,000 was paid for advertising to support the retail launch.

Net loss for the period was $(435,526) or $(0.04) per share compared to $(377,837) or $(0.04) per share for the same period in the prior fiscal year. As of June 30, 2007 the Company has cash and cash equivalents of $1,545,483.

Commenting on the results for the quarter Mr. William Spencer, Imagenetix's Chief Executive Officer said, "During the first quarter we have increased the number stores carrying our first branded product, Inflame Away(TM), to over 10,000. Towards the end of the quarter we began advertising to support our retail launch and have added another 1,000 stores which will begin to carry this product by the end of our second fiscal quarter. We are expecting to see a healthy increase in sales and margins as the retail launch accelerates."

Mr. Spencer added, "Currently, our branded products being sold at Costco Online include Inflame Away(TM), our pain relieving cream, and Moractives(TM), Daily Vegetables and Daily Fruits and Berries. We will begin the retail launch of Moractives(TM) before the end of 2007."

"In addition to our branded products we are making substantial progress in the private label area. We are also in negotiations with companies to develop programs to introduce our products world-wide. We are all very excited about the future for this Company. I expect to report continued sales increases for the remainder of our fiscal year."

About Imagenetix

Based in San Diego, California, Imagenetix, (OTC Bulletin Board: IAGX - News) is an innovator of scientifically tested, natural-based, proprietary bioceutical products developed to enhance human health on a global basis. Imagenetix develops, formulates and private-labels propriety over-the-counter topical creams, skincare products and nutritional supplements to be marked globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Inflame Away(TM)- Celadrin®, which has been clinically tested to relieve osteoarthritis pain and significantly improve joint health. For more information, please visit, www.imagenetix.net.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed and will periodically file with the Securities Exchange Commission.